ALLIANCE AGREEMENT

This is an Alliance Agreement ("Agreement"), effective September 20, 2000 (the "Effective Date") by and between Lucent Technologies Inc. ("Lucent"), a corporation organized and existing under the laws of the State of Delaware, United States of America ("US"), and having an office at 67 Whippany Road, Whippany, NJ, 07981, US, and Net2Wireless Corporation ("N2W"), a corporation organized and existing under the laws of the State of Delaware, US and having an office at 10 Haamal Street, Park Afek, Rosh Haayin 48092, Israel. Each of the foregoing entities shall be deemed a "Party" and collectively, the "Parties".

                                    RECITALS

         Whereas, Lucent is in the business of designing, developing, manufacturing, selling, installing, and licensing wireless network equipment and software for the operation of wireless communications systems on a worldwide basis; and

         Whereas, N2W is in the business of designing, developing, manufacturing, selling, installing, and licensing wireless switching equipment and software for the operation of wireless data applications and of providing data applications for value added services; and

         Whereas, N2W's Products (as defined below) may be useful to Lucent customers who have purchased or may purchase Lucent's wireless network equipment or software; and

         Whereas, Lucent desires to have an arrangement with N2W pursuant to which Lucent may refer existing and potential Lucent customers to N2W and facilitate N2W's sales of such services to said customers, and N2W is willing to enter into such an arrangement;

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable considerations, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

1.0      HEADINGS AND DEFINITIONS

         1.1 All headings used in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any Article or section. For the purpose of this Agreement, the following definitions will apply:

         (a)      "Advertising"  means all advertising,  sales promotion,  press
                  releases,   and  other  publicity  matters  relating  to  this
                  Agreement or any performance under this Agreement;

         (b) "Affiliate" of a corporation means its Subsidiaries, any company of which it is a Subsidiary, and other Subsidiaries of such company;

         (c) "Collateral Material" means data sheets, applications briefs, presentation brochures and other advertising or promotional materials that are not designated as confidential by N2W and are distributed in the normal course of business to assist in the marketing of Products;

         (d) "Documentation" means all technical, repair, marketing and end user documentation that is designated as confidential by N2W and usually made available by N2W to its customers or potential customers, subject to Non-Disclosure obligations, in a form substantially similar to the Non-Disclosure Agreement executed between the Parties, having an effective date of June 15, 2000, to inform or instruct its customers in the description, features and function, installation, operation and maintenance of Products;

         (e) "Exhibits" means the documents attached hereto and incorporated by this reference, as they may be amended from time to time by written agreement of the Parties. Exhibits include, without limitation, the following:

                  Exhibit A  -  Product Description and List Price Information
                  Exhibit B  -  Restricted N2W Account(s) and Registered
                                Lucent Account(s) Matrix
                  Exhibit C  -  Sales Referral Procedure
                  Exhibit D  -  Commission Percentage

         (f) "Force Majeure" means fires, strikes, riots, embargoes, explosions, earthquakes, floods, wars, threat of war, warlike conditions, hostilities, sanctions, blockade, water, the elements, labor disputes, government requirements, civil or military authorities, acts of God or by the public enemy, inability to secure raw materials or transportation facilities, acts or omissions of carriers or suppliers, or other causes beyond a Party's control whether or not similar to the foregoing which shall have a material adverse effect on the performance of the obligations of the respected Party;

         (g) "Information" means any specifications, designs, plans, drawings, software, data, prototypes, business and/or technical information in whatever form recorded or unrecorded.

         (h) "Lucent Customer(s)" means individually or collectively, as applicable, all carriers, service providers, and operators of Wireless Network Equipment: (i) to whom Lucent has sold Lucent Wireless Network Equipment and to which customers desire to add N2W's Products, (ii) who have issued a tender, bid request, or proposal request or similar request for vendor response to Lucent and not to N2W, and Lucent's response may include Products or (iii) to whom Lucent may be submitting unsolicited proposals for Lucent Wireless Network Equipment and/or Products;

         (i) "Lucent Customer Service Area" means a geographical area, as defined by a Lucent Customer, in which the Lucent Customer has been authorized to operate Wireless Network Equipment, and in which the Lucent Customer is using Lucent Wireless Network Equipment. At any specific time a Lucent Customer may operate in more than one such area, not all of which are equipped with Lucent Wireless Network Equipment;

         (j)      "Lucent's  Wireless  Innovations  Lab(SM)"  means those Lucent
                  testing   facilities   which  are   designed   test   wireless
                  technologies with Lucent Wireless Network Equipment.

         (k)      "Products"   means,   collectively,   N2W's   3GateTM   system
                  identified in Exhibit A, as it may exist from time to time;

         (l) "Registered Lucent Account(s)" means those Lucent Customers or Lucent Customer Service Areas which have been referred to and accepted by N2W as provided in Article 3.0, SCOPE OF AGREEMENT/IDENTIFICATION OF ACCOUNTS, of this Agreement. A Registered Lucent Account(s) List will be created and updated by Lucent and N2W during the term of this Agreement. The initial list of Registered Lucent Account(s), if any, is set forth on Exhibit C. Additions and deletions will be made to the Registered Lucent Account(s) List from time to time in writing by mutual agreement of Lucent and N2W, to maintain currency of such list;

         (m) "Restricted N2W Account(s)" means those Lucent Customers or Lucent Customer Service Areas for which N2W can demonstrate that such Lucent Customer or Lucent Customer Service Area has previously purchased Products, or with whom N2W can demonstrate that it is independently pursuing a sales opportunity directly. A Restricted N2W Account(s) List will be maintained by Lucent and N2W during the term of this Agreement. The initial list of Restricted N2W Account(s), if any, is set forth on Exhibit B. Additions and deletions will be made to the Restricted N2W Account(s) from time to time in writing by mutual agreement of Lucent and N2W, to maintain currency of such list;

         (n) "Subsidiary" of a company means a corporation the majority of whose shares or other securities entitled to vote for election of directors is now or hereafter owned or controlled by such Party either directly or indirectly; but any such corporation shall be deemed to be a Subsidiary of such Party only as long as such ownership or control exists; and

         (o) "Wireless Network Equipment" means equipment and/or software, typically involving, but not necessarily so, switching equipment and cell site radio equipment, used by providers of telecommunications services, as authorized by the responsible governmental agency, to furnish to the public those wireless services generally described as cellular services and personal communications services (but not fixed wireless or wireless access services) utilizing any one or more of the technologies currently known as analog, Code Division Multiple Access, Time Division Multiple Access, Cellular Digital Packet Data and other technologies as they may, from time to time, be utilized to provide such services to the public, and including the technologies known as Global Systems Mobile Communications and Universal Mobile Telecommunications System.

2.0       TERM OF AGREEMENT

2.1 This Agreement shall be effective on the date written above and, except as otherwise provided herein, shall continue in effect for a term of forty-two (42) months or until (a) earlier terminated pursuant to the terms hereof, or (b) extended or superseded by a written amendment to this Agreement or a subsequent written agreement mutually agreed upon by the Parties. Notwithstanding any such expiration or termination, Lucent shall be entitled to commissions to the full extent set forth herein with respect to transfers of Products by N2W to Registered Lucent Accounts referred by Lucent and accepted by N2W pursuant to the terms of this Agreement prior to the effectiveness of such expiration or termination.

3.0      SCOPE OF AGREEMENT/IDENTIFICATION OF ACCOUNTS

3.1 This Agreement is not intended to establish an exclusive relationship. Nothing in this Agreement shall be construed as limiting, in any manner, N2W's marketing or distribution activities or its appointment of other dealers, distributors, licensees or agents, provided that in engaging in such activities or appointments, N2W and its other dealers, distributors, licensees or agents do not violate N2W's obligations to Lucent as set out in this Agreement. Nothing in this Agreement shall be construed as limiting, in any manner, Lucent's pursuit of, negotiation with, and establishment of sales referral agreements or other arrangements with other companies, or to market its own products or those of other third parties to Lucent Customers even though such products may be comparable to Products. N2W acknowledges that nothing herein shall be deemed to bar Lucent from proposing to the same Lucent Customer, at the same time that it is referring Products, the products of one or more other suppliers, including Lucent. N2W further acknowledges that Lucent markets through its own sales personnel and through its Affiliates and that the right of Lucent to refer Lucent Customers to N2W, and to receive sales referral commissions in respect of transfers of Products to Registered Lucent Accounts, as set out in Article 6.0, COMMISSION, shall apply to Lucent and such Affiliates. As used herein, the term Lucent shall include such Affiliates unless the context otherwise requires.

3.2 Lucent has the right to market its Wireless Network Equipment worldwide. In the course of such marketing, Lucent may identify Lucent Customers as sales opportunities for Products. When Lucent sales teams have done so, they are authorized to provide Lucent Customers with a high level product description of and Collateral Material for such Products. Either prior to or after providing such description, Lucent may refer Lucent Customers to N2W as specified in Exhibit C. Each Lucent Customer referred to N2W and accepted by N2W pursuant to such procedure shall, to the extent of such acceptance, become a Registered Lucent Account.

         In the case where the Lucent Customer requests a single vendor of products which are comparable to N2W's Products in its request for proposal and/or Lucent determines that N2W provides the best opportunity for Lucent Customer satisfaction and such Lucent Customer is referred to and accepted by N2W as a Registered Lucent Account, Lucent agrees that it will not seek bids from other vendors of products which are competitive with N2W's Products for that Registered Lucent Account until such time as the Registered Lucent Account rejects the N2W proposal.

3.3 Notwithstanding the provisions above, N2W shall have the sole discretion to either accept or reject each referral of a Lucent Customer or Lucent Customer Service Area within seven (7) business days. In the event N2W rejects a certain referral of a Lucent Customer, N2W will state whether the reason for rejection of a Lucent Customer referral is:

         (a) the Lucent Customer or Lucent Customer Service Area is a Restricted N2W Account; or,

         (b)      any other reason.

         In the event N2W rejects a Lucent Customer referral for reason (a) above, N2W will be able to pursue that account directly without Lucent's approval. In the event N2W rejects a Lucent Customer referral for any reason other than (a) above, N2W agrees it will not pursue that Lucent Customer directly for a period of one (1) year after its rejection. In the event that N2W does not respond to Lucent within seven(7) business days to accept or reject the Lucent Customer referral, for purposes hereof it will be assumed that N2W has accepted the referral and the referred Lucent Customer or Lucent Customer Service Area shall be deemed a Registered Lucent Account.

3.4 When requested by Lucent, and as mutually agreed, N2W personnel shall accompany Lucent's personnel on visits to Registered Lucent Accounts and provide necessary materials to be used in N2W's sales and technical presentations to such customers, and otherwise take affirmative steps intended to cause such customers to purchase Products.

3.5 In the event that the parties shall mutually agree that a Registered Lucent Account should no longer be considered such, effective with the date of such agreement, the Lucent Customer or Lucent Customer Service Area involved shall no longer be deemed a Registered Lucent Account and N2W will then, at its sole discretion, be able to pursue that account directly or through another distribution channel without owing any commission or other such payments to Lucent, provided, however, that nothing herein shall be deemed to excuse N2W's obligation under Article 6.0, COMMISSION to pay commissions in respect of Products or additional growth, upgrades and new features furnished by N2W for Products transferred to the Lucent Customer or Lucent Customer Service Area pursuant to arrangements entered into prior to the time the Lucent Customer or Lucent Customer Service Area ceases to be a Registered Lucent Account.

4.0      RELATIONSHIP OF THE PARTIES

4.1 The relationship of the Parties under this Agreement shall be and at all times remain one of a referral sales arrangement for the purpose of providing Lucent Customers, at their discretion, with an integrated technology and application solution. Each Party shall employ its own personnel and shall be solely responsible for their acts and be responsible for payment of all unemployment, Social Security, and other payroll taxes, including contributions required by law.

4.2 No director, officer, employee, consultant or agent of either Party hereto or their respective Affiliates shall at any time be deemed to be a director, officer, employee, consultant or agent of the other Party for any purpose whatsoever, and the Parties shall use commercially reasonable efforts to prevent any such misrepresentation. Nothing in this Agreement shall be deemed to create any joint venture, partnership, or principal-agent relationship between N2W and Lucent, and neither Party shall hold itself out in its advertising or in any other manner which would indicate any such relationship with the other. N2W shall at all times be considered an independent contractor for the purposes of providing Products to Lucent's Customers.

5.0      LUCENT'S RESPONSIBILITIES

5.1 Lucent shall be responsible for sales support to N2W by providing access to Registered Lucent Account teams for training and will coordinate and arrange training sessions; for providing Lucent Customer lead generation and introduction to Registered Lucent Account; and, when mutually agreed, for providing consultation on bids and proposals. Lucent will provide a Relationship Manager and Lucent representative(s) will participate in joint visits to Registered Lucent Accounts, as and when mutually agreed.

6.0      COMMISSION

6.1 N2W shall pay Lucent a commission (the "Commission") on all transfers (including, but not limited to, sales, leases, and licenses) of Products (and related services) to a Registered Lucent Account. The "Commission Percentage" is defined in Exhibit D to this Agreement.

6.2 The Commission Percentage shall be applied to the Net Invoice Amount for Product(s), including any additional growth, upgrades, new features, or additional systems, and including all related engineering, installation, post warranty support, enhanced warranty support, and any other associated services, but not including any sales or use taxes, import duties, transportation, freight or shipping charges, ordered by the Registered Lucent Account, for three (3) years from the date of the last contract executed by N2W with the Registered Lucent Account or purchase order issued by such customer and accepted by N2W during the term of this Agreement. For the purpose of this Article, the term "Net Invoice Amount" means the net amount billed by N2W, after accounting for any applicable normal discounts and returns (but not credits or other adjustments for N2W delays or other faults, including liquidated or agreed damages).

6.3 Such Commission shall be paid within thirty (30) days after receipt of payment by N2W from the Registered Lucent Account.

6.4 Notwithstanding the foregoing, with respect to a resale described in Paragraph 7.6, the "Net Invoice Amount" shall refer to the amount billed by N2W to Lucent, not the amount billed by Lucent to the Lucent Customer to whom Lucent resells Products. Further, as a matter of clarification, Commissions on resales shall be paid to Lucent within thirty (30) days after receipt by N2W of payments for Products from Lucent.

7.0      PROPOSALS, CONTRACTS AND ORDERS

7.1 N2W will provide to Lucent, at least five (5) business days prior to such presentation, a copy of each sales proposal to be made by N2W to any Registered Lucent Account. N2W will consider in good faith to incorporate in its proposal any changes reasonably requested by Lucent. N2W will present the sales proposal directly to the Registered Lucent Account.

7.2 When a Lucent Customer issues tenders, bid requests, or proposal requests to Lucent and Lucent desires N2W to assist in a response that includes Products, N2W will, if it has accepted or then accepts the Lucent Customer or Lucent Customer Service Area as a Registered Lucent Account, provide appropriate personnel and support to work cooperatively with Lucent in providing proposals. Lucent personnel will take the leadership role in the preparation and coordination of the response and will be responsible for that portion of the proposal, if any, involving Lucent Wireless Network Equipment. N2W will assume responsibility for preparation of that portion of the response involving Products.

7.3 N2W will contract directly with Registered Lucent Accounts for the sale of Products, including invoicing and collections, warranty support, post warranty support, complete technical support, engineering and installation services, growth on initial sales, product upgrades, etc., all subject to N2W's applicable charges or price quotation. For use by Lucent in determining whether to refer Products to a Lucent Customer, N2W shall keep Lucent informed of N2W's list prices for Products, as they may exist from time to time during the term of this Agreement. All orders for Products and related services shall be submitted directly to N2W by Registered Lucent Accounts.

7.4 Lucent shall not have any liability or obligation with regard to such contracts entered into by N2W or orders submitted by Lucent Customers and Lucent Customer Service Areas to N2W pursuant to such contracts or otherwise.

7.5 N2W acknowledges that Lucent Customers and Lucent Customer Service Areas may from time to time pose to Lucent problems or other matters that relate to Products furnished to them by N2W. Unless the Parties otherwise agree in writing, which such writing shall address the compensation to which Lucent shall be entitled for any additional services that the Parties agree that Lucent will perform, all such problems and other matters shall be referred by Lucent to N2W. Promptly upon execution of this Agreement, and as necessary through out the term of this Agreement, N2W will provide Lucent with the current telephone number or other manner of communicating with N2W for referral of such problems and other matters to N2W, on a twenty-four (24) hour per day, seven (7) day per week, basis. Upon referral of a problem by Lucent, N2W shall promptly confirm in writing an acknowledgment of its receipt thereof and promptly work to solve the problem. Upon resolution of any referred problem, N2W shall furnish notice to Lucent in writing a description of the actions taken to clear the problem and the date the problem was cleared.

7.6 Notwithstanding the foregoing, the parties acknowledge that from time to time, a Registered Lucent Account may require that Lucent act as the prime contractor in the provision of Products (the "project"), in which case, the Products will be passed through Lucent to the account (a "resale"). Any prime contractor - subcontractor arrangement shall be the subject of a separate written agreement between Lucent and N2W. Unless otherwise requested by Lucent, such agreement shall be negotiated with the Lucent Customer Team responsible for the project, and shall include terms and conditions typical to such an arrangement, including, but not limited to, terms related to invoicing and payment, engineering and installation services, warranty support, post warranty support, growth on initial sales, and product upgrades, provided, however, that these terms shall be no less favorable to N2W than those offered by N2W under a direct sale to a Registered Lucent

Account. Lucent shall be entitled to Commission in such circumstances, as if the transaction between Lucent and its account had been between N2W and a Registered Lucent Account.

8.0      AUDIT

8.1 N2W shall maintain accurate and complete records of all transactions with Registered Lucent Accounts for which payment of a sales referral commission may be owed to Lucent under this Agreement. Such records shall be maintained in accordance with recognized commercial accounting practices so they may be readily audited and shall be held until at least the later of (i) one (1) calendar year after the sales referral commission(s) for all such transactions have been finally determined under this Agreement and payment or final adjustment of payment, as the case may be, has been made by N2W, or (ii) one (1) calendar year after the termination, cancellation or expiration of this Agreement. N2W shall permit Lucent to examine and audit these records once every calendar quarter during business hours and provided Lucent has coordinated the date of such audit at least twenty one (21) days in advance. N2W shall not be required to allow any such audits after the end of the record retention period set out above.

8.2 N2W shall provide a statement on a quarterly basis of all transactions with Registered Lucent Accounts and all Net Invoice Amounts (as described in Article 6.0, COMMISSION) applicable thereto, the date(s) of invoices reflecting such amounts, the amount(s) of payment(s) received from Registered Lucent Accounts in respect of such invoices, and the date(s) of such receipt by N2W. This statement shall be sent to the Lucent contact specified in Article 22, NOTICES.

8.3 In the event that Lucent exercises its right to audit and Lucent reasonably determines that N2W owes commissions pursuant to Article 6.0, COMMISSION, that were not paid, N2W will immediately pay to Lucent those amounts not paid, provided, however, that in the event that N2W disputes such finding the matter will be resolved pursuant to Article 15.0 DISPUTE RESOLUTION.

9.0      INTEROPERABILITY TESTING

9.1 Prior to any sales referral activity between Lucent and N2W for any Product, such Product must have completed successful interoperability testing at Lucent's Wireless Innovation LabSM testing facility and satisfy all requirements of interoperability. N2W representatives will attend and accompany the testing. Except as the Parties may otherwise agree in writing, such testing shall be performed pursuant to a separate written agreement setting forth Lucent's standard terms and conditions and charges for such testing, as they exist from time to time. When a Product previously successfully tested is modified and/or changed in any way that might render the previous test results invalid or uncertain, N2W must inform Lucent and such Product must repeat interoperability testing to validate that the modifications and/or changes do not compromise interoperability status.

9.2 If Lucent Wireless Network Equipment undergoes modification and/or change, Lucent will notify N2W. Each impacted Product must repeat interoperability testing, if Lucent determines that the modifications and/or changes could compromise interoperability status of such Product.

10.0     TRAINING

10.1 N2W will, at Lucent's request and without charge, provide training in the features, target markets, selling strategies, and technical aspects of Products for Lucent's personnel such that said personnel will be able to effectively identify sales opportunities for Products. The Parties will mutually agree on the level of training required. Training courses may be delivered via teleconference training, computer based training, video, video teleconference, or seminar at a mutually agreeable location. The Parties will mutually agree on the delivery method and the training materials required.

10.2 N2W shall provide each Lucent attendee, at no charge, a complete set of available training materials, handouts and associated materials pertaining to Products. Lucent personnel shall not copy or distribute any such training materials without the prior written permission of N2W.

11.0     COORDINATION OF INSTALLATION AND ACCEPTANCE

11.1 The Parties will integrate, whenever possible, their installation plans to satisfy requirements of Registered Lucent Accounts to whom they have marketed their respective products or Products. The Parties will also make reasonable efforts to cooperate in preparing acceptance criteria and plans that will satisfy those customers' interest in ensuring that Lucent Wireless Network Equipment and Products work together as an integrated system.

12.0     FEDERAL COMMUNICATIONS COMMISSION (FCC) REGISTRATION

12.1 When a Product  furnished by N2W to Lucent  Customers is subject to Part 2,
Part 15, Part 22, Part 68, or any other part of the FCC's Rules and Regulations, as amended from time to time, N2W, to the best of its knowledge, warrants to Lucent and will warrant to Lucent Customers and Lucent Customer Service Areas that such Product complies with the registration, certification, type acceptance, and/or verification standards of the FCC's Rules and Regulations, including but not limited to, all labeling and customer instruction requirements, and the suppression of radiation to specified levels. N2W shall establish periodic on-going compliance re-testing and follow a quality control program to assure that Products furnished to Lucent Customers and Lucent
Customer Service Areas will comply with the applicable FCC Rules and Regulations. Lucent shall be under no obligation to offer N2W Products which will not comply with the applicable FCC Rules and Regulations.

12.2 In addition, should any Product, which is subject to Part 15 of the FCC Rules and Regulations, during use generate harmful interference to radio communications, N2W shall provide Lucent and the impacted Lucent Customers and Lucent Customer Service Areas with information relating to methods of suppressing such interference.

13.0     SAFETY CERTIFICATION

13.1 N2W, to the best of its knowledge, warrants to Lucent and will warrant to Lucent Customers and Lucent Customer Service Areas that Products furnished to them will comply with the applicable Underwriters Laboratories (UL), Canadian Standards Association (CSA), and other international standards and regulations. Upon request of Lucent from time to time during the term of this Agreement, and at no charge to Lucent, N2W will provide Lucent a certification in writing by an authorized officer of N2W, that each Product is in compliance with such standards and regulations as are applicable. N2W shall be responsible for bringing Products into compliance and maintaining compliance with said UL, CSA, and international standards and regulations. Lucent shall not be under any obligation to offer N2W Products which will not comply with such applicable UL, CSA and international standards and regulations.

14.0     APPLICABLE LAW/UNIFORM LAWS NOT APPLICABLE

14.1 The construction and interpretation of, and the rights and obligations of the Parties pursuant to this Agreement shall be governed by the laws (other than its conflict of law rules) of the State of New York, United States. The uniform laws drawn up pursuant to the Diplomatic Conference on Unification of Law governing the International Sale of Goods held at the Hague in 1964 (and any successor thereto), whether or not adopted anywhere, shall not apply to this Agreement or any order issued hereunder. The stipulations concerning the United Nations Convention on Contracts for the International Sale of Goods held at Vienna in 1980 shall not apply to this Agreement.

15.0     DISPUTE RESOLUTION

15.1 The Parties agree to attempt in good faith to resolve any dispute regarding any right, obligation, duty or liability arising out of the provisions of this Agreement, including its breach.

15.2 If a dispute is not resolved by such attempt, such dispute shall be resolved by arbitration in the English language before a single arbitrator in New York City, New York, United States, pursuant to this clause and the then current American Arbitration Association ("AAA") rules. The arbitrator shall be knowledgeable in commercial business transactions and wireless technology and acceptable to both parties. The arbitrator's decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Each Party shall bear its own attorney's fees associated with any arbitration instituted hereunder and other costs shall be borne as provided by the applicable AAA rules. The arbitrator, Parties, their representatives and other participants shall hold the existence, content and result or award in confidence.

15.3 The procedures specified in this clause shall be the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement provided, however, nothing herein shall be deemed to require arbitration of matters not arbitrable under applicable law, or prohibit a Party from seeking a preliminary injunction or other preliminary judicial relief if in such Party's reasonable judgment such action is necessary to avoid irreparable damage. Despite any such action, the parties will continue to participate in good faith in the procedures specified herein. All applicable statutes of limitation shall be tolled while the procedures specified herein are pending, and nothing herein shall be deemed to bar any Party from taking such action as may be required to effectuate such tolling.

16.0     ASSIGNMENT AND SUBCONTRACTING

16.1 Neither Party shall assign any right or interest under this Agreement or delegate or subcontract any obligation to be performed or owed under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed, or qualified. Any attempted assignment, delegation or subcontracting in contravention of the above provisions shall be void and ineffective. In the event that a majority or greater of the issued and outstanding stock of either Party changes control in one or a series of related transactions, such event shall not constitute an assignment.

16.2 Either Party may assign this Agreement to an Affiliate without the consent of the other Party, provided that 1) the assignment is not to a competitor of either Party, and 2) the assigning Party shall remain liable for and will guarantee its assign's performance, including payment of monies, under this Agreement. Lucent, without N2W's consent, may assign its right to receive payments hereunder. Each Party shall promptly notify the other Party, in writing, of any such permitted assignment.

16.3 Nothing herein shall preclude a Party from employing a subcontractor in carrying out its obligations under this Agreement. A Party's use of such subcontractor shall not release the Party from its obligations under this Agreement.

17.0     COLLATERAL MATERIAL

17.1 Within ten (10) business days of the full execution of this Agreement, N2W will, without charge to Lucent, furnish to the Lucent Alliance Manager listed in Exhibit C, Collateral Material about Products which N2W makes available to its own customers or its own sales force in sufficient number, for Lucent to commence its activities under this Agreement. From time to time during the term of this Agreement, upon reasonable request of Lucent, N2W will provide additional copies of then current Collateral Material. N2W will promptly inform Lucent of any changes to the Collateral Material. Lucent shall have the right to make reasonable numbers of copies of Collateral Material in any form for use in accordance with its rights under this Agreement.

18.0     ENGLISH LANGUAGE

18.1 This Agreement has been prepared and executed in the English language which will be the controlling language for all purposes of this Agreement.

19.0     EXPORT CONTROL

19.1 Each Party acknowledges that the Information and other items (including but not limited to, any services and training) provided under this Agreement are subject to US export and re-export laws and regulations and any use or transfer of such Information and other items must be authorized under those regulations. Each Party agrees that it will not use, distribute, transfer, or transmit the Information, and other items (even if incorporated into other materials) except in compliance with US export regulations. If requested by a Party, the other Party also agrees to sign written assurances and other export-related documents as may be required for the requesting Party to comply with US export regulations.

19.2  Each  Party  further  agrees  that  it  shall  not  transfer  or  transmit
Information or other items received under this Agreement (even if incorporated into other material) to any country outside of the US or Canada or Israel without the prior written consent of the disclosing Party.

20.0     FORCE MAJEURE

20.1 Neither Lucent nor N2W shall be held responsible for any delay or failure in performance to the extent that such delay or failure is caused by a Force Majeure. Each such Party shall notify the other such Party within thirty (30) days of the occurrence of a Force Majeure. If any Force Majeure occurs and results in a delay or failure in performance, the Parties may mutually agree to resume performance once the Force Majeure ceases with an option for the injured Party to extend the performance date up to the length of time the Force Majeure endured. Unless written notice is given within thirty (30) days after such injured Party is apprised of the occurrence of a Force Majeure, the aforementioned option shall be deemed selected. Nothing contained herein or elsewhere shall impose any obligation on either Party to settle any labor difficulty.

21.0     NON-WAIVER

21.1 No waiver of the terms and conditions of this Agreement, or the failure of any Party strictly to enforce any such term or condition on one or more occasions shall be construed as a waiver of the same or of any other term or condition of this Agreement on any other occasion.

22.0     NOTICES

22.1 All notices under this Agreement shall be in writing (except where otherwise stated) and shall be addressed to the addresses set forth below or to such other address as either Party may designate by notice pursuant hereto. Such notices shall be deemed to have been given when delivered by hand or sent prepaid by reputable international courier service, facsimile or electronic mail to such applicable address.

         Lucent:           Leslie Brooks Petrichko
                           196 Gold Brook Circle
                           Stowe, VT 05672
                           Tel.#: (802) 253-0918

         N2W:              Net2Wireless Corporation
                           10 Haamal Street
                           Afek Park
                           Rosh Haayin 48092
                           Israel

                           Attn.:   Yaron Sobol, General Counsel
                           Fax #: (+)972-3-9158991

23.      PUBLICATION OF AGREEMENT

23.1 The Parties shall keep the provisions of this Agreement submitted hereunder confidential except as reasonably necessary for performance hereunder or in connection with any prospective assignments of rights and/or duties hereunder, and except to the extent disclosure may be required by applicable laws or regulations, in which latter case, the Party required to make such disclosure shall promptly inform the other Party prior to such disclosure in sufficient time to enable each such other Party to make known any objections it may have to such disclosure, and to take all reasonable steps to secure a protective order or otherwise assure that the Agreement or order will be withheld from the public record, provided, however, that the above shall not apply in the event such disclosure is required under applicable securities law and regulations.

24.0     PUBLICITY

24.1 A Party shall submit to the other proposed copy of all Advertising wherein the name, trademark, code, specification or service mark of another Party or its Affiliates is mentioned; and no Party shall publish or use such Advertising without the other's prior written approval.

25.0     RELEASES VOID

25.1 Neither Party shall require (i) waivers or releases of any personal rights or (ii) execution of documents which conflict with the terms of this Agreement, from employees, agents, representatives or customers of the other in connection with visits to its premises and both Parties agree that no such releases, waivers or documents shall be pleaded by them or third persons in any action or proceeding.

26.0     RIGHT OF ACCESS

26.1 Each Party shall provide the other such access to its premises and facilities as is reasonably required in connection with the performance of their respective obligations under this Agreement. No charge shall be made for such access. Reasonable prior notification will be given when access is required. Neither Party shall require releases of any personal rights in connection with visits to its premises.

27.0     SEVERABILITY

27.1 If any provision in this Agreement shall be held to be invalid or unenforceable, the remaining portions shall remain in effect. In the event such invalid or unenforceable provision is considered an essential element of this Agreement, Lucent and N2W shall promptly negotiate a replacement provision.

28.0     SURVIVAL OF OBLIGATIONS

28.1 The Parties' rights and obligations which, by their nature, would continue beyond the termination, cancellation, or expiration of this Agreement, shall survive such termination, cancellation, or expiration.

29.0     TERMINATION OF AGREEMENT FOR CAUSE

29.1 This Agreement may be terminated by either Party upon the failure of the other Party to cure any material default following written notice and opportunity of thirty (30) days to cure, provided, however, that either Party will have the right to terminate this Agreement immediately upon notice to the other Party in the following circumstances:

         (i) If the other Party becomes insolvent or unable to pay its debts in the ordinary course of its business;

         (ii) If a voluntary petition under applicable bankruptcy laws is filed by or against the other Party;

         (iii) If a receiver is appointed for the business affairs of the other Party or the other Party makes an assignment for the benefit of creditors;

         (iv) If the other Party liquidates or ceases doing business as a going concern; or

         (v)      If N2W fails to maintain interoperability compatibility.


30.0     CONDUCT UPON TERMINATION OR EXPIRATION

30.1 In the event this Agreement is not renewed or is terminated, then the following shall occur, unless the Parties otherwise agree in writing:

         (i) Any use of the other Party's marks, use of Collateral Material, and marketing efforts by Lucent, not previously commenced, shall terminate on the effective date of termination or expiration;

         (ii) Both parties will honor the terms and conditions of joint or coordinated proposals submitted to Registered Lucent Accounts prior to the termination or expiration date. All work on proposals including Products not yet submitted shall cease. N2W shall continue to honor all contracts it has executed with Registered Lucent Accounts;

         (iii) N2W shall pay Lucent all amounts then currently owed but not previously paid to Lucent. N2W will also pay, when they become due, all amounts which it will owe to Lucent in the future in accordance with Article 6.0, COMMISSION; and

         (iv) Neither Party shall have any liability to the other Party for damages of any kind, including incidental or consequential damages, on account of such termination or expiration of this Agreement. Without limiting the generality of the foregoing, neither Party shall be liable to the other Party on account of such termination or expiration for reimbursement or damages for the loss of goodwill, prospective profits or anticipated sales, or on account of any expenditures, investment, leases or commitments made by such Parties or for any reason whatsoever based upon or growing out of such termination or expiration, except as provided in paragraph (iii) herein.

31.0     USE OF INFORMATION

31.1 All Information which bears a legend or notice restricting its use, copying or dissemination, shall remain the property of the furnishing Party and shall be subject to the provisions of this Article. The furnishing Party grants the receiving Party the right to use such Information only as follows. Such Information (1) shall not be reproduced or copied, in whole or part, except for use as authorized in this Agreement; and (2) shall, together with any full or partial copies thereof, be returned or destroyed when no longer needed. Unless the furnishing Party consents in writing, such Information, except for that part, if any, which is known to the receiving Party free of any confidential obligation, or which becomes generally known to the public through acts not attributable to the receiving Party, shall be held in confidence by the receiving Party. The receiving Party may disclose such Information to other persons, upon the furnishing Party's prior written authorization, but solely to perform acts which this clause expressly authorizes the receiving Party to perform itself and further provided such other person agrees in writing (a copy of which writing will be provided to the furnishing Party at its request) to the same conditions respecting use of Information contained in this Article and to any other reasonable conditions requested by the furnishing Party. Nothing herein shall be deemed to prevent the receiving Party from disclosing the Information in response to legal process under applicable law, provided that the receiving Party (i) takes all reasonable steps available to keep the Information from the public record, and (ii) promptly notifies the furnishing Party of such process prior to disclosure so that the furnishing Party may seek an appropriate protective order and/or waive compliance with the terms hereof.

31.2 N2W acknowledges that Lucent is likely to provide to N2W information about Lucent Customers in connection with the Parties' cooperation under this Agreement. N2W understands that all such customer information, including, but not limited to, names, addresses, telephone numbers, and telecommunications needs, is confidential to Lucent whether or not available publicly, and whether or not marked as confidential, and shall be treated in accordance with the requirements of this article. N2W agrees that such customer information will only be used to perform services for Lucent Customers pursuant to a contract with the relevant Lucent Customer, or in connection with the Parties' cooperation under this Agreement, and will not be used for any other purpose, including the solicitation or servicing of Lucent Customers or prospective customers, except as expressly authorized in writing by Lucent.

32.0     LIMITATION OF LIABILITY

32.1 NEITHER PARTY, NOR ITS AFFILIATES, NOR THE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUCCESSORS OR ASSIGNS OF SUCH PARTY OR ITS AFFILIATES, SHALL IN ANY EVENT BE LIABLE TO THE OTHER PARTY (INCLUDING HEREIN ITS AFFILIATES) OR TO ANY OTHER COMPANY OR ENTITY FOR ANY INCIDENTAL, CONSEQUENTIAL, OR ANY OTHER INDIRECT LOSS OR DAMAGE ARISING OUT OF THIS AGREEMENT OR ANY OBLIGATION RESULTING THEREFROM, WHETHER IN AN ACTION FOR OR ARISING OUT OF BREACH OF CONTRACT, FOR TORT, OR ANY OTHER CAUSE OF ACTION, EXCEPT WHERE SUCH LOSS ARISES FROM BREACH OF A PARTY'S OBLIGATION SET OUT IN ARTICLE 31, "USE OF INFORMATION". EACH PARTY'S ENTIRE LIABILITY FOR ANY CLAIM OR LOSS, DAMAGE OR EXPENSE FROM ANY CAUSE WHATSOEVER SHALL IN NO EVENT EXCEED, IN THE AGGREGATE, THE GREATER OF $100,000 OR THE AMOUNT OF MONIES PAID OR PAYABLE TO

COMPANY HEREUNDER. NOTHING HEREIN SHALL BE DEEMED TO EXCUSE COMPANY'S LIABILITY TO PAY COMMISSIONS TO THE FULL EXTENT PROVIDED IN THIS AGREEMENT OR TO RELIEVE COMPANY OF ANY EXPRESS REMEDY SET FORTH IN THIS AGREEMENT.

32.2 NO ACTION OR PROCEEDING AGAINST EITHER PARTY MAY BE COMMENCED MORE THAN EIGHTEEN (18) MONTHS AFTER THE CAUSE OF ACTION ACCRUES.

32.3 THIS CLAUSE SHALL SURVIVE FAILURE OF ANY EXCLUSIVE REMEDY SET OUT IN THIS AGREEMENT.

33.0     ENTIRE AGREEMENT

33.1 The terms and conditions contained in this Agreement and any subordinate agreement supersede all prior oral or written understandings between the Parties with respect to the subject matter thereof and constitute the entire agreement of the Parties with respect to such subject matter. Such terms and conditions shall not be modified or amended except by a writing signed by authorized representatives of both Parties.

                           [intentionally left blank]

IN WITNESS THEREOF, the Parties have executed this Agreement on the respective dates entered below.

             LUCENT TECHNOLOGIES INC.              NET2WIRELESS CORPORATION


By:                                           By:
   ------------------------------------------    ----------------------------
                    (Signature)                     (Signature)


                  Sandip Mukerjee                 Nehemia Davidson
   ------------------------------------------    ----------------------------
                   (Typed Name)                     (Typed Name)


     Director, Product Management & Marketing           CEO
   ------------------------------------------    ----------------------------
                     (Title )                         (Title )



   ------------------------------------------    ----------------------------
                   (Date Signed)                   (Date Signed)